Exhibit 99.1

News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384
767 Fifth Avenue New York, NY 10153	Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS RECORD

FIRST QUARTER RESULTS

EARNINGS PER SHARE RISE TO $.97 ON 13% SALES GROWTH

BEFORE RESTRUCTURING ACTIVITIES

COMPANY RAISES FULL-YEAR ESTIMATES

New York, NY, October 29, 2010 - The Estée Lauder Companies Inc. (NYSE: EL) today reported financial results for the first quarter ended September 30, 2010 that were sharply higher than the prior-year period.

For the quarter, the Company had net sales of $2.09 billion, a 14% increase compared with $1.83 billion reported in the prior year.  Excluding the impact of foreign currency translation, net sales increased 15% from a year ago.  The Company reported net earnings for the quarter of $191.1 million, a 36% increase from the $140.7 million last year.  Diluted net earnings per common share rose 34% to $.95, compared with $.71 reported in the prior year.  All mention of net earnings in the body of this press release refers to net earnings attributable to The Estée Lauder Companies Inc., which reflects the adjustment for noncontrolling interests.

The fiscal 2011 first quarter results included charges associated with restructuring activities of $4.6 million ($3.3 million after tax), equal to $.02 per diluted common share.  Excluding these charges, and the returns and charges included in the fiscal 2010 first quarter, net sales for the quarter ended September 30, 2010 increased 13% to $2.09 billion and net earnings increased 16% to $194.4 million.  Diluted net earnings per share rose 14% to $.97 versus a comparable $.85 in the prior-year period.  A reconciliation between GAAP and non-GAAP financial measures is included in this press release.

Fabrizio Freda, President and Chief Executive Officer, said, “We had an excellent quarter and made a strong entrance into fiscal 2011 with solid, double-digit top and bottom line growth.  Our results included acceleration in the U.S., where we generated robust sales growth, and continued strong gains from our international business.  Strong worldwide demand for our products resulted from our superb innovations, supported by targeted advertising and our high-touch selling model.

Our decision to invest substantial funds in advertising spending during the previous quarter built momentum in our businesses, and the impact of that strategic decision is reflected in our strong sales growth this quarter.  These factors, coupled with a weaker U.S. dollar, resulted in record first-quarter sales, operating margin, profits and earnings per share.

“One of our priorities this fiscal year is continuing to execute on our carefully constructed growth strategies and building on the momentum we are experiencing.  Focus and discipline will guide us to take advantage of opportunities, while carefully monitoring and responding to challenges and risks.  Our performance this quarter, coupled with the potential we see throughout the remainder of the fiscal year, gives us the confidence to raise our full year earnings per share estimate to $2.90 to $3.10.”

The Company posted strong sales gains in each of its geographic regions and most product categories.  Sales growth was led by the Company’s international businesses, particularly in travel retail and emerging markets.  These results reflect solid increases from higher-margin product launches and the positive impact of effective advertising spending.

During the quarter, the Company made substantial progress on its previously stated strategic goals with a solid improvement in cost of sales and operating expenses as a percentage of net sales.  In connection with that long-term strategic plan, as well as certain ongoing initiatives, the Company realized savings of $49 million during the quarter.  As a percentage of net sales, advertising, merchandising and sampling expense increased to support the Company’s biggest innovations, while certain other operating expenses were lower.  Further, the Company’s turnaround brands continued to make progress refocusing and repositioning themselves, collectively generating sharply improved results, compared with the prior-year period.

All product categories and geographic regions benefited from Company-wide efforts to reduce or eliminate non-value added costs, including a more strategically focused approach to spending, as well as significant improvement in cost of sales.   Most product categories and geographic regions were up against easier comparisons with the prior-year period.

Results by Product Category

	Three Months Ended September 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2010	2009	Reported Basis	Local Currency	2010	2009	Reported Basis

Skin Care	$857.7	$730.3	17%	18%	$149.9	$114.3	31%
Makeup	794.2	717.9	11	11	103.2	107.8	(4)
Fragrance	334.5	291.5	15	17	50.3	28.2	78
Hair Care	94.4	97.9	(4)	(3)	1.8	9.6	(81)
Other	10.9	14.3	(24)	(24)	(2.6)	2.8	(100)+
Subtotal	2,091.7	1,851.9	13	14	302.6	262.7	15
Returns and charges associated with restructuring activities	—	(18.5)			(4.6)	(42.3)
Total	$2,091.7	$1,833.4	14%	15%	$298.0	$220.4	35%

Skin Care

•                  The skin care category is a strategic priority for the Company.  In local currency, and on a reported basis, skin care net sales in each of the Company’s regions grew strong double digits.

•                  The Company gained share in this category during the quarter in certain countries, in the stores where its products are sold.

•                  Across each region, the Estée Lauder brand had strong sales from the recent launches of Advanced Night Repair Eye Synchronized Complex and Hydrationist Maximum Moisture Crème and Lotion.

•                  Contributing to the increased sales were the successful recent launches of Even Better Clinical Dark Spot Corrector, Repairwear Laser Focus Wrinkle & UV Damage Corrector, All About Eyes Serum De-Puffing Night Massage and Youth Surge Night Age Decelerating Night Moisturizer from Clinique.

•                  The Regenerating Serum and The Eye Balm Intense, new products from La Mer, as well as other successful products from La Mer, also contributed incremental sales.

•                  These sales gains were partially offset by lower sales from existing products.

•                  Operating income increased, primarily reflecting improved results from certain of the Company’s heritage brands, driven by increased net sales from higher-margin product launches.

Makeup

•                  In local currency and on a reported basis, makeup net sales posted strong gains in the Americas and Europe, the Middle East & Africa.  Sales in Asia/Pacific increased mid-single digits on a reported basis reflecting favorable foreign currency translation.

•                  The majority of the sales increase came from the Company’s makeup artist brands.  Incremental sales from the inclusion of the Smashbox brand, which was acquired on July 1, 2010 also contributed to the increase.

•                  The higher makeup sales reflected increases across a broad range of products, such as the recent launches of new Pure Color lip and eye products and Resilience Lift Extreme Radiant Lifting Makeup SPF 15 from Estée Lauder, as well as Acne Solutions Liquid Makeup and Redness Solutions Makeup SPF 15 from Clinique.

•                  Partially offsetting these increases were lower sales of Prescriptives products, due to the brand’s exit from global wholesale distribution and from existing products of other brands.

•                  Operating income decreased, as improved results from certain of the Company’s heritage and makeup artist brands were more than offset by the timing and level of spending activities in the current quarter, which are in line with the level of sales and an operating loss from the Smashbox brand resulting from the inclusion of integration and transaction costs.

Fragrance

•                  Net sales of fragrance products increased compared with the prior-year quarter.

•                  Incremental sales were generated from the recent launches of pureDKNY, Estée Lauder pleasures bloom and Coach Poppy, as well as higher sales of Tom Ford and Jo Malone fragrances, and certain other designer fragrances through self-select outlets.

•                  Partially offsetting these increases were lower sales of Very Hollywood Michael Kors and Dreaming Tommy Hilfiger.

•                  We anticipate future net sales growth in this category to be impacted by the Company’s efforts to improve profitability through a more strategically focused approach to investment spending, as well as competitive dynamics.

•                  Fragrance operating results improved substantially.  The improved results primarily reflected higher net sales of designer fragrances and recent product launches, cost reductions and a more strategically focused approach to support spending on winning launches and classics and markets with the greatest potential.

Hair Care

•                  While the category benefited from incremental sales from expanded distribution, particularly outside the United States, as well as from the recent launch of Control Force from Aveda, overall, hair care net sales decreased.

•                  These improvements were more than offset by lower net sales resulting from the reformulation and anticipated re-launch of Ojon brand products and a soft salon retail environment in the United States.

•                  Hair care operating results decreased primarily due to the above mentioned factors.

Results by Geographic Region

	Three Months Ended September 30
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2010	2009	Reported Basis	Local Currency	2010	2009	Reported Basis

The Americas	$997.2	$892.3	12%	12%	$103.1	$113.9	(9)%
Europe, the Middle East & Africa	680.9	601.9	13	18	138.6	93.3	49
Asia/Pacific	413.6	357.7	16	10	60.9	55.5	10
Subtotal	2,091.7	1,851.9	13	14	302.6	262.7	15
Returns and charges associated with restructuring activities	—	(18.5)			(4.6)	(42.3)
Total	$2,091.7	$1,833.4	14%	15%	$298.0	$220.4	35%

The Americas

•                  Net sales growth in the region was primarily attributable to higher sales in the United States.  The improvement reflects strong net sales increases of skin care products from the Company’s heritage brands, gains from makeup artist brands and increases from various designer fragrances.

•                  The higher sales also reflect the inclusion of the Smashbox brand and gains in Canada and Latin America.

•                  The Company had lower sales of Prescriptives products, due to the brand’s exit from wholesale distribution.  Lower sales were also reported from certain of the Company’s hair care brands.

•                  During the quarter, excluding the Prescriptives brand, the Company’s share increased in U.S. prestige department and specialty stores.

•                  Operating income in the Americas decreased, primarily reflecting the timing and level of spending activities in the current quarter, which are in line with the current level of sales, the impact of reduced profitability in Venezuela as well as charges associated with the integration and acquisition of the Smashbox brand.  These declines were partially offset by improved results from our heritage and makeup artist brands.

Europe, the Middle East & Africa

•                  Sales increased in substantially all countries in the region and in each major product category.

•                  The Company’s travel retail business generated significant net sales and profit growth during the quarter, resulting from successful product launches, increased distribution and cost containment.  This reflects both an improvement in global airline passenger traffic, compared with a traffic slowdown experienced in the prior-year period, and stronger conversion of shoppers into buyers, driven by improved marketing and distribution.

•                  In constant currency, double-digit sales growth was recorded in a number of countries, with the largest gains coming from the United Kingdom and emerging markets, such as the Middle East and Russia.  Solid sales growth was also posted in Spain and Benelux.

•                  The Company estimates that it gained share in certain countries in its points of distribution in this region during the quarter.

•                  In the third quarter of fiscal 2010, the Company undertook an initiative to identify certain underperforming stock keeping units as part of a program to realign the product assortment at our perfumery retailers.  Sales in the current-year quarter benefited from selling in higher demand and faster moving products as part of the program.  Replenishment of products will not continue at the same pace in upcoming quarters.

•                  Operating income increased, reflecting improvements in travel retail and most countries in the region.  The strongest improvements came from the travel retail business, the Middle East, the United Kingdom, Spain and Russia.

Asia/Pacific

•                  This region generated solid local currency sales growth, with most countries posting increases.  Strong double-digit sales gains were generated in the skin care and hair care categories, while makeup was relatively unchanged and fragrance sales declined.  Including the favorable impact of foreign currency translation, all major product categories improved.

•                  The strongest gains were generated in China, Hong Kong, Taiwan and Korea.  These increases were partially offset by lower sales in Australia and Japan.

•                  The Company estimates that for the quarter it gained share in the Asia region within its points of distribution.

•                  Operating income in the region rose, primarily reflecting improved results in Hong Kong, Japan, China, Taiwan and Malaysia, partially offset by lower results in Australia and Korea.   We have continued incremental investment spending in China to support our growing business in this emerging market.

Cash Flows

•                  For the three months ended September 30, 2010, net cash flows used for operating activities were $39.1 million, compared with net cash flows provided by operating activities of $2.7 million in the prior-year period.

•                  The change primarily reflected the levels of accounts receivable balances resulting from increased shipments in advance of the holiday season, as well as the reduced levels of accounts payable balances. Partially offsetting these uses of cash were higher net earnings, the level and timing of tax payments and other liabilities.

•                  While the Company continues to focus on inventory management, days of inventory at September 30, 2010 were higher compared to the prior-year period, which reflects the anticipated solid sales growth in the second quarter of fiscal 2011.

•                  The Company used cash on hand primarily for the purchase of the Smashbox brand, repurchase of shares of the Company’s Class A Common Stock and capital expenditures.

•                  The Company believes that cash on hand, cash generated from operations, available credit lines and access to credit markets will be adequate to support its planned business operations on both a near-term and long-term basis.

Outlook for Fiscal 2011 Second Quarter and Full Year

Second Quarter

•                  Net sales are expected to increase between 8% and 10% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by approximately 3% versus the prior-year period.

•                  Diluted net earnings per share, including charges associated with restructuring activities are projected to be between $1.28 and $1.41.

•                  The Company expects to take charges associated with restructuring activities in its fiscal 2011 second quarter of about $12 million, equal to approximately $.04 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                  Diluted net earnings per share before charges associated with restructuring activities are projected to be between $1.32 and $1.45.

•                  In connection with its long-term strategic plan, as well as certain on-going initiatives, the Company expects to realize savings of between $20 million and $30 million in the second quarter of fiscal 2011.

Full Year

•                  Net sales are forecasted to grow between 7% and 9% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by approximately 1% versus the prior-year period.

•                  The Company projects diluted net earnings per share, including charges associated with restructuring activities to be between $2.67 and $2.90.

•                  The Company expects to take charges associated with restructuring activities in fiscal 2011 of between $60 million and $70 million, equal to approximately $.20 to $.23 per diluted common share.  The recording of charges will depend on when decisions are made and the relevant accounting criteria are met.

•                  Diluted net earnings per share before charges associated with restructuring activities are projected to be between $2.90 and $3.10.

•                  On a product category basis, in constant currency, skin care and makeup are expected to be the leading sales growth categories, followed by hair care and fragrance.

•                  Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by Europe, the Middle East & Africa and the Americas.

•                  In connection with its long-term strategic plan, as well as certain on-going initiatives, the Company now expects to realize savings of between $135 million and $145 million during fiscal 2011.

•                  The fiscal 2011 second quarter and full year outlook include the unfavorable impact of Smashbox integration costs, the negative effects of foreign exchange rates and an anticipated increase in the Company’s effective tax rate, which may fluctuate by quarter.

•                  The timing and predictability of when charges may be recorded will likely vary by quarter.  As decisions regarding restructuring and other special charges are reached, the Company may communicate such decisions through 8-K amendments filed with the SEC.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2011 Second Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;

(17)        the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2010.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Sean John, Missoni, Daisy Fuentes, Tom Ford, Coach, Ojon and Smashbox.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

— Tables Follow —

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended		Percent
	September 30		Change
	2010	2009
Net Sales (A)	$2,091.7	$1,833.4	14%
Cost of sales (A)	488.1	445.1
Gross Profit	1,603.6	1,388.3	16%
Gross Margin	76.7%	75.7%
Operating expenses:
Selling, general and administrative	1,301.8	1,149.7
Restructuring and other special charges (A)	3.8	18.2
	1,305.6	1,167.9	12%
Operating Expense Margin	62.5%	63.7%
Operating Income	298.0	220.4	35%
Operating Income Margin	14.2%	12.0%
Interest expense, net	16.1	19.6
Earnings before Income Taxes	281.9	200.8	40%
Provision for income taxes	92.3	63.0
Net Earnings	189.6	137.8	38%
Net loss attributable to noncontrolling interests	1.5	2.9
Net Earnings Attributable to The Estée Lauder Companies Inc.	$191.1	$140.7	36%
Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.97	$.72	36%
Diluted	.95	.71	34%
Weighted average common shares outstanding:
Basic	196.7	196.7
Diluted	200.4	198.2

(A) In February 2009, the Company announced the implementation of a multi-faceted cost savings program (the “Program”) to position it to achieve long-term profitable growth.  The Company anticipates the Program will result in related restructuring and other special charges over the next few fiscal years totaling between $350 million and $450 million before taxes.  The Program includes organizational resizing and regional realignments which principally reflects the reduction of the workforce by approximately 2,000 employees.

During the quarters ended September 30, 2010 and September 30, 2009, the Company approved cost savings initiatives to resize the organization, reorganize certain functions, turnaround or exit unprofitable operations and outsource certain services.  For the three months ended September 30, 2010 and 2009, aggregate restructuring charges of $1.7 million and $14.7 million, respectively, were recorded in the Company’s consolidated statements of earnings related to the Program.  These charges primarily reflected employee-related costs, asset write-offs, contract terminations and other exit costs.

The Company recorded other special charges in connection with the implementation of the Program for the three months ended September 30, 2010 and 2009 of $2.1 million and $3.5 million, respectively, related to consulting, other professional services, and accelerated depreciation.  For the three months ended September 30, 2010 and 2009, the Company wrote-off inventory associated with turnaround operations or exiting unprofitable operations of $0.8 million and $9.5 million, respectively.   For the three months

ended September 30, 2009, the Company recorded $18.5 million reflecting sales returns (less a related cost of sales of $3.9 million) associated with exiting unprofitable operations.

Total charges associated with restructuring activities included in operating income for the three months ended September 30, 2010 and 2009, were $4.6 million and $42.3 million, respectively.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measure for certain consolidated statements of earnings accounts before and after the charges associated with restructuring activities.  The Company uses the non-GAAP financial measure, among other things, to evaluate its operating performance and the measure represents the manner in which the Company conducts and views its business.  Management believes that excluding these items that are special in nature or that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, it is not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

 (Unaudited; In millions, except per share data and percentages)

	Three Months Ended			Three Months Ended
	September 30, 2010			September 30, 2009
							% Change
							versus Prior
			Before			Before	Year Before
		Returns/	Returns/		Returns/	Returns/	Returns/
	As Reported	Charges	Charges	As Reported	Charges	Charges	Charges
Net Sales	$2,091.7	$0.0	$2,091.7	$1,833.4	$18.5	$1,851.9	13%
Cost of sales	488.1	(0.8)	487.3	445.1	(5.6)	439.5
Gross Profit	1,603.6	0.8	1,604.4	1,388.3	24.1	1,412.4	14%
Gross Margin	76.7%		76.7%	75.7%		76.3%
Operating expenses	1,305.6	(3.8)	1,301.8	1,167.9	(18.2)	1,149.7	13%
Operating Expense Margin	62.5%		62.2%	63.7%		62.1%
Operating Income	298.0	4.6	302.6	220.4	42.3	262.7	15%
Operating Income Margin	14.2%		14.5%	12.0%		14.2%
Provision for income taxes	92.3	1.3	93.6	63.0	15.0	78.0
Net Earnings Attributable to The Estée Lauder Companies Inc.	191.1	3.3	194.4	140.7	27.3	168.0	16%
Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.95	.02	.97	.71	.14	.85	14%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	September 30 2010	June 30 2010	September 30 2009
ASSETS
Current Assets
Cash and cash equivalents	$693.5	$1,120.7	$799.2
Accounts receivable, net	1,155.4	746.2	1,097.4
Inventory and promotional merchandise, net	905.2	826.6	844.2
Prepaid expenses and other current assets	444.3	427.5	422.2
Total Current Assets	3,198.4	3,121.0	3,163.0
Property, Plant and Equipment, net	1,043.8	1,023.6	1,017.9
Other Assets	1,395.3	1,191.0	1,285.9
Total Assets	$5,637.5	$5,335.6	$5,466.8
LIABILITIES AND EQUITY
Current Liabilities
Current debt	$30.6	$23.4	$19.5
Accounts payable	379.2	425.2	342.6
Other current liabilities	1,277.1	1,123.6	1,177.6
Total Current Liabilities	1,686.9	1,572.2	1,539.7
Noncurrent Liabilities
Long-term debt	1,204.5	1,205.0	1,389.4
Other noncurrent liabilities	608.1	593.0	681.1
Total Noncurrent Liabilities	1,812.6	1,798.0	2,070.5
Total Equity	2,138.0	1,965.4	1,856.6
Total Liabilities and Equity	$5,637.5	$5,335.6	$5,466.8

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Three Months Ended September 30
	2010	2009
Cash Flows from Operating Activities
Net earnings	$189.6	$137.8
Depreciation and amortization	68.8	65.3
Deferred income taxes	6.1	(21.8)
Other items	39.6	31.8
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(369.2)	(218.7)
Increase in inventory and promotional merchandise, net	(34.6)	(42.6)
Increase in other assets, net	(12.9)	(24.5)
Increase in accounts payable and other liabilities	73.5	75.4
Net cash flows provided by (used for) operating activities	$(39.1)	$2.7
Capital expenditures	57.7	45.4
Payments to acquire treasury stock	143.8	0.4
Acquisition of businesses and other intangible assets	258.5	9.3

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